EXHIBIT 5


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            [KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LETTERHEAD]



                               November 22, 1995



Geotek Communications, Inc.
20 Craig Road
Montvale, New Jersey  07645

Gentlemen:

  We have acted as counsel to Geotek Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's registration statement on Form S-3 filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act") on or about November 22, 1995 (the "Registration Statement"). The Registration Statement relates to the resale by a certain shareholder of the Company of 338,028 shares of the Company's common stock, par value $.01 per share (the "Common Stock") issued to such shareholder on October 31, 1995 pursuant to a Stock Purchase Agreement, dated September 28, 1995, by and among the Company and the other signatories thereto (the "Purchase Agreement").

  We have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation (including all Certificates of Designation filed in connection therewith) and the By-Laws of the Company, as amended; (ii) the minutes and records of the corporate proceedings with respect to the issuance of the shares of Common Stock described above; and (iii) such other corporate documents, records and other certificates as we have deemed necessary as a basis for the opinion hereinafter set forth.

  In our examination of the foregoing documents, we have assumed, without any independent investigation or verification of any kind, (i) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as originals; and (ii) the conformity to original documents and completeness of all documents submitted to us as certified, conformed or photostatic copies.

  As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers of the Company, without independent verification of their accuracy.

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Geotek Communications, Inc.
November 22, 1995
Page 26

  Based upon and subject to the foregoing and subject to the qualifications contained below, we are of the opinion that the 338,028 shares of Common Stock which are the subject of the Registration Statement have been duly authorized and validly issued and are fully-paid and non-assessable.

  We have made such examinations of the Delaware General Corporation Law as we have deemed relevant for this opinion. We do not express any opinion as to the laws of any state or jurisdiction other than the Delaware General Corporation Law.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC promulgated thereunder.

                               Very truly yours,